Exhibit 99.1

For Immediate Release

Contact: Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
CLOSES AMENDMENT AND RESTATEMENT
OF
UNSECURED REVOLVING AND TERM CREDIT FACILITIES

PASADENA, CA. - December 23, 2004 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it closed an amendment and restatement of its existing unsecured revolving and term credit facilities. Bank of America Securities LLC and Citigroup Global Markets Inc. serve as Joint Lead Arrangers, Bank of America, N.A. serves as Administrative Agent, Citicorp North America, Inc. and Commerzbank AG serve as Syndication Agents and Societe Generale and Eurohypo AG serve as Documentation Agents.

As a result of the transaction, interest rate margins applicable to the facilities have been reduced, and maturities under the facilities have been extended. The $500 million unsecured revolving credit facility matures in December 2007, and the $250 million unsecured term loan matures in December 2009. The Company has the right to extend the revolving credit facility for an additional one year at its option. In addition, the Company may in the future elect to increase commitments under the unsecured revolving credit facility by up to $100 million.

Alexandria Real Estate Equities, Inc. is a publicly traded real estate investment trust focused principally on the ownership, operation, management, acquisition, expansion and selective redevelopment and development of properties containing office/laboratory space. Such properties are designed and improved for lease primarily to pharmaceutical, biotechnology, life science product, service, biodefense, educational and translational medicine institutions/entities, as well as related government agencies. Alexandria owns and operates 107 properties comprising approximately 7.0 million square feet of office/laboratory space.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Form 10-K Annual Report and other periodic reports filed with the Securities and Exchange Commission.